THE GLENMEDE FUND, INC.
Registration No. 811-5577
FORM N-SAR
Annual Period Ended October 31, 2011

SUB-ITEM 77C:  Submission of matters to a vote of security holders

Pursuant to a Consent of Sole Shareholder of the Philadelphia International Small Cap Fund dated May 31, 2011, Philadelphia International Advisors LP, as sole shareholder, approved the following matter with regards to the Philadelphia International Small Cap Fund:  the form, terms and provisions of the Investment Advisory Agreement between The Glenmede Fund, Inc. on behalf of the Philadelphia International Small Cap Fund and Philadelphia International Advisors LP.

Pursuant to a Consent of Sole Shareholder of the Philadelphia International Emerging Markets Fund dated June 30, 2011, Philadelphia International Advisors LP, as sole shareholder, approved the following matter with regards to the Philadelphia International Emerging Markets Fund:  the form, terms and provisions of the Investment Advisory Agreement between The Glenmede Fund, Inc. on behalf of the Philadelphia International Emerging Markets Fund and Philadelphia International Advisors LP.

SUB-ITEM 77Q1:  Exhibits

(a)(1)	Articles Supplementary to the Articles of Incorporation dated June 3, 2011.

PHTRANS/ 950731.5